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                               EXHIBIT 99.2


[NCBE logo]  [NATIONAL CITY BANCSHARES, INC. letterhead]

FOR IMMEDIATE RELEASE

Contacts:  Michael F. Elliott, Chairman & CEO of NCBE   (812) 464-9604
           W. Denny Wadlington, President & CEO of Princeton Federal Bank, FSB (502) 365-3556


NATIONAL CITY BANCSHARES, INC. ANNOUNCES ACQUISITION OF PRINCETON FEDERAL BANK, FSB

EVANSVILLE, INDIANA -- May 22, 1998 -- National City Bancshares, Inc. (Nasdaq: NCBE), a multi-bank holding company headquartered in Evansville, Indiana, announced today the execution of a definitive agreement with Princeton Federal Bank, FSB.

Under the agreement, NCBE will issue approximately 212,658 shares of its common stock for all outstanding common shares of Princeton Federal Bank, FSB. This is a fixed exchange rate of 0.7424 shares of NCBE common stock for each share of Princeton Federal Bank, FSB stock. The transaction is expected to be accounted for as a pooling-of-interests. Subject to regulatory and shareholder approvals, the transaction is expected to close sometime in the fourth quarter of 1998.

Upon completion of the merger, Princeton Federal Bank, FSB is expected to join one of NCBE's western Kentucky subsidiaries. NCBE is the parent company of First Kentucky Bank with offices in Sturgis, Mayfield, Poole, Morganfield, and Uniontown, Kentucky. Trigg County Farmers Bank, with three offices in Cadiz, Kentucky, has signed a definitive agreement to join NCBE and is awaiting regulatory approval.

NCBE has announced six acquisitions in the past six months. If all pending acquisitions are closed, NCBE will have total assets of over $2 billion.

"This affiliation fits very well geographically with our banking franchises in Kentucky," stated Michael F. Elliott, Chairman and CEO of NCBE. "This addition to our network of banks will benefit both the bank and its customers."

W. Denny Wadlington, President and Chief Executive Officer of Princeton Federal Bank, FSB, commented, "The continuing need for additional resources was a major part of our decision to partner with a larger, local area community bank. This affords us many opportunities that we could not achieve as an independent. With the financial support, we can now offer increased lending limits, trust services, and electronic services, such as telephone banking and check cards. And since our partner will be from this area, they understand the importance of maintaining a local community bank atmosphere. Decisions will continue to be made locally. Our customers will be served by the same staff and will have more banking choices and locations."


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PROFILE OF PRINCETON FEDERAL BANK, FSB
Princeton Federal Bank, FSB, has one office in Caldwell County, Kentucky. As of December 31, 1997, the bank had total assets of approximately $32 million, total deposits of $23 million, and total equity of $5 million.

PROFILE OF NATIONAL CITY BANCSHARES, INC.
National City Bancshares, Inc., a $1.5 billion multi-bank holding company headquartered in Evansville, Indiana, operates thirteen financial institutions in forty-four locations in Indiana, Illinois, and Kentucky. NCBE has acquisitions pending with the following financial organizations:
Illinois One Bancorp, Inc., headquartered in Shawneetown, Illinois; Trigg Bancorp., Inc., headquartered in Cadiz, Kentucky; Community First Financial, Inc., headquartered in Maysville, Kentucky; Hoosier Hills Financial Corporation, headquartered in Osgood, Indiana; and 1st Bancorp Vienna, Inc., headquartered in Vienna, Illinois. NCBE's non-banking subsidiaries include NCBE Leasing Corp. Since the formation of the holding company in 1985, NCBE has acquired twenty-five financial institutions or branches.

ADDITIONAL INFORMATION ON NCBE STOCK IS AVAILABLE ON THE INTERNET AT HTTP://WWW.NATIONALCITY.COM

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